Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 10th day of August, 2015 (the “Effective Date”), by and between BIOPHARMX CORPORATION, a Delaware corporation (the “Company”), and Greg Kitchener (the “Executive”), (collectively the “Parties”).

WITNESSETH:

WHEREAS, Executive has represented that he has the experience, background and expertise necessary to enable him to be the Company’s Executive Vice President and Chief Financial Officer; and

WHEREAS, based on such representation, and the Company’s reasonable due diligence, the Company wishes to employ Executive as its Executive Vice President and Chief Financial Officer and Executive wishes to be so employed, in each case, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.              DEFINITIONS.  As used herein, the following terms shall have the following meanings:

1.1                   “Board” means the Board of Directors of the Company.

1.2                                                       “Cause” means (i) a determination by the Board made in good faith that Executive’s performance is unsatisfactory after there has been delivered to Executive a written demand for performance which describes the deficiencies in Executive’s performance and the manner in which Executive’s performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies; (ii) Executive’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) Executive engaging in an act of negligence or willful misconduct in the performance of his employment obligations and duties, (iv) Executive’s commission of an act of fraud or dishonesty against, material misconduct or misappropriation of property belonging to the Company; (v) Executive engaging in any other misconduct that has had or may reasonably be expected to have an adverse effect on the reputation or business of the Company or any of its subsidiaries; or (vi) Executive’s breach of the Company’s Invention Assignment and Confidentiality Agreement or any other provision of this Agreement or other misuse of the Company’s trade secrets or proprietary information.

1.3                         “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty

(50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, with respect to any of the foregoing subsections (i), (ii), or (iii), a transaction that does not constitute a “change in control event” under Sections 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii) of the Treasury Regulations under Section 409A of Code will not constitute a Change in Control for purposes of this Agreement.

1.4                   “Code” means the Internal Revenue Code of 1986, as amended.

1.5                   “Common Stock” means the Company’s common stock, par value $.001 per share.

1.6                                                       “Good Reason” means a material decrease in Executive’s then current annual Base Salary (which for purposes of this Agreement, material means a reduction by more than 10%, as compared to immediately prior to such decrease and other than in connection with a general decrease in the salary of all employees with a title of vice president or above), provided that such decrease was taken without the Executive’s written consent and, provided further, that (a) the Company receives, within thirty (30) days following such decrease, written notice from the Executive specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Executive terminates employment within ten days (10) days following the earlier of expiration of such cure period or receipt from the Company that such deficiencies will not be cured.

1.7                   “Separation from Service” means a termination of employment with the Company as defined under Section 409A of the Code and as determined by the Company in its sole discretion.

2.              EMPLOYMENT.

2.1       Agreement to Employ. Effective as of the Effective Date, the Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an officer and executive of the Company.

2.2       Duties and Schedule. Executive shall serve as the Company’s Executive Vice President and Chief Financial Officer and shall have such responsibilities as designated by the Chief Executive Officer of the Company that are not inconsistent with applicable laws, regulations and rules.  Executive shall report directly to the Chief Executive Officer of the Company.

2.3       At-Will Employment.  Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice.

3.              INVENTIONS AND PROPRIETARY INFORMATION.   Executive hereby agrees to execute the Company’s Employee Invention Assignment and Confidentiality Agreement (the “Invention Assignment and Confidentiality Agreement”) attached hereto as Exhibit A.

4.              COMPENSATION.

4.1                                                       Salary and Bonus.  While employed by the Company pursuant to this Agreement, Executive’s annual base salary shall be Two Hundred Twenty-Five Thousand United States Dollars (US $225,000) (the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  At such time as the Company adopts an employee bonus plan, as determined in its sole discretion and subject to Board approval, Executive will be eligible to receive an annual bonus in such amount and upon such terms as shall be determined by the Board.  The Company shall periodically review (at least annually) Executive’s compensation and benefits, provided that any changes thereto shall be determined by the Company in its sole and absolute discretion.

4.2                                                       Employee Benefits.  Executive shall be eligible to participate in all employee benefit plans and arrangements as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

4.3                                                       Vacation. Executive will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time and in accordance with applicable U.S. law.

4.4                                                       Business Expenses. Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties hereunder on behalf of the Company subject to the approval by the Board and pursuant to Company policy as may be in effect from time to time.

5.              STOCK OPTIONS.  On or following commencement of Executive’s employment and subject to approval of the Board, the Company will grant Executive an option under the Company’s 2014 Equity Incentive Plan (the “Plan”) to purchase Two Hundred Thirty-Five Thousand (235,000) shares of the Company’s Common Stock (the “Option”). The Option will have an exercise price that is no less than the fair market value of the Company’s Common Stock on the date of grant and will vest over Four (4) years, with 25% of the total number of shares subject to the Option vesting on the One (1) year anniversary of the date of grant and, the remainder vesting in equal installments on the last day of each of the Thirty-Six (36) full calendar months thereafter (the “Vesting Schedule”).  Vesting will depend on Executive’s Continued Service as an Employee (as such terms are defined in the Plan) with the Company and will be subject to the terms and conditions of the Plan and the written Stock Option Agreement governing the Option.  Shares subject to the Option shall not vest during any period in which Executive is taking a leave of absence from the Company, except as may be required by applicable law.  At such time as Executive returns to regular and continuous service with the Company following the leave of absence, the Vesting Schedule applicable to the share subject to the Option shall recommence, with the total Four (4) year period of the Vesting Schedule, and One (1) year cliff (if applicable), extended by a number of days equal to the total number of days of Executive’s leave of absence. Similarly, if Executive’s schedule reduces to a less than full-

time service arrangement, the shares subject to the Option may, as determined by the Board, vest on a proportionately and commensurately slower schedule, but no later than the expiration of the Option.  No fractional shares may be issued.  Notwithstanding the foregoing, in the event of certain Separations from Service from the Company, the vesting of the Option will be accelerated as set forth herein.

6.              TERMINATION OF EMPLOYMENT.

6.1                                                       Termination Other Than Separation from Service without Cause or by Executive for Good Reason, in each case within Twelve (12) months following a Change in Control.  In the event of any termination of Executive’s employment by the Company other than a Separation from Service without Cause or by Executive for Good Reason, in each case within Twelve (12) months following a Change in Control as set forth in Section 6.2 below, the Executive will be paid only (i) any earned but unpaid Base Salary, and (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, and (iii) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination ((i), (ii) and (iii) collectively, the “Accrued Compensation”).  Executive will be allowed to exercise his vested stock options to purchase Company common stock, if any, during the time period set forth in, and in accordance with, the Plan and governing stock option agreement(s).

6.2                                                       Separation from Service Following Change in Control. In the event of the Executive’s Separation from Service without Cause or by Executive for Good Reason, in each case within Twelve (12) months following a Change in Control, and provided that Executive delivers to the Company a signed settlement agreement and general release of claims in favor of the Company in the form attached hereto as Exhibit B (the “Release”), and satisfies all conditions to make the Release effective, within sixty (60) days following Executive’s Separation from Service, then, in addition to the Accrued Compensation, Executive shall be entitled to the benefits as set forth below, which shall be paid on or commencing no later than the first business day following the 60th day following Separation from Service and in compliance with the timeframe required under Section 409A as set forth in Section 7 of this Agreement:

6.2.1         Lump sum payment equal to the sum of (a) Twelve (12) months of Executive’s then current Base Salary.

6.2.2         Provided Executive timely elects to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Executive in the Eighteen (18) months following Executive’s Separation from Service, provided that, if the Company determines that it cannot provide reimbursement for such continued health coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring additional administrative expenses due to application of applicable law, the Company shall in lieu thereof provide to Executive a taxable payment in an amount equal to Eighteen (18) months of such continued health benefits, which continued payment shall be made following such determination and regardless of whether Executive elects COBRA continuation coverage.

6.2.3         Acceleration as to One Hundred Percent (100%) of the unvested shares subject to the Option and all other Company equity awards then held by the Executive, provided, however, that in no event shall the vesting of restricted stock units, performance-based restricted stock units or long-term incentives be so accelerated if such acceleration would, as determined by the Company in good faith, cause adverse tax consequences under Section 409A of the Code.

6.2.4         No Other Obligations.  Notwithstanding anything in this Agreement to the contrary, and except with respect to payment of the Accrued Compensation, the Company shall have no obligation to make any payment or offer any benefits to Executive under this Section 6.2 in the event of a termination (a) for any reason occurring prior to a Change in Control, (b) for Cause, death, disability, retirement or voluntary resignation other than for Good Reason occurring within Twelve (12) months after a Change in Control or (c) for any reason occurring after Twelve (12) months following a Change in Control.

6.3                               Return of Company Property.  Upon any termination of Executive’s employment with the Company, Executive will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Executive hereby acknowledges are the sole and exclusive property of the Companies or any one of them.  Nothing in this Agreement shall prohibit Executive from retaining, at all times any document relating to his personal entitlements and obligations, his Rolodex, his personal correspondence files; and any additional personal property.

6.4                               Parachute Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 (as applicable), results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement.

Any reduction shall be made in the following manner:  first a prorata reduction of (i) any cash payments subject to Section 409A of the Code as deferred compensation and (ii) any cash payments not subject to Section 409A of the Code, and second a prorata cancellation of (i) any equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) any equity-based compensation not subject to Section 409A of the Code.  Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code in each case beginning with the benefits that would othewise be made last in time.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the

“Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 6.4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.              MISCELLANEOUS.

7.1                               Section 409A.  To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

For purposes of this Agreement or any agreement or plan referenced herein, and notwithstanding any other provision herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, no payment shall be made upon disability or terminal illness unless and until such condition qualifies as a “Disability” within the meaning of Section 409A of the Code and Section 1.409A-3(i)(4) of the regulations thereunder.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

7.2                                                       Arbitration.  Executive and the Company agree to submit to mandatory binding arbitration, in San Mateo County, California, any and all claims arising out of or related to this agreement and Executive’s employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information.  EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This agreement to arbitrate does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict the Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.

7.3                                                       Executive’s Representation.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement (and the exhibit(s) hereto) shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.4       Indemnification.     The Company shall indemnify Executive with respect to activities in connection with his employment hereunder to the fullest extent provided in the Company’s bylaws.

7.5                   Applicable Law.          Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of California, applied without reference to principles of conflict of laws.

7.6                   Amendments.           This Agreement may not be amended or modified otherwise than by a written agreement executed by and between Executive and the Chairman of the Board.

7.7                   Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Greg Kitchener

If to the Company:

BioPharmX Corporation
1098 Hamilton Court

Menlo Park, California 94025

Fax: (650) 900-4130

With a copy to (which shall not constitute notice):

Fenwick & West LLP
801 California Street
Mountain View, CA  94041
Attn: Robert Freedman
Fax: (208) 331-7723

Or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

7.8                   Withholding. The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

7.9                   Successors.

7.9.1                     Executive. This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a disability.  This Agreement shall inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, and/or legal representatives.

7.9.2                     The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.10            Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered by Executive within the technological fields of interests while he is in the service of the Company, and all patents for the same. During the Term, Executive shall do all acts necessary or required by the Company to give effect to this section and, following the Term, Executive shall do all acts reasonably necessary or required by the Company to give effect to this section.  In all cases, the Company shall pay all costs and fees associated with such acts by Executive.

7.11            Severability.                 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

7.12            Captions.                                The captions of this Agreement are not part of the provisions and shall have no force or effect.

7.13            Entire Agreement.                 This Agreement (and the exhibit(s) hereto) contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

7.14            Survivorship.                                           The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

7.15            Waiver. Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

7.16            Joint Efforts/Counterparts.    Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.17            Representation by Counsel.    Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:	BIOPHARMX CORPORATION
a Delaware corporation

/s/ Greg Kitchener	By:	/s/ Jim Pekarsky

Greg Kitchener	Name: Jim Pekarsky
Title: CEO